FOR IMMEDIATE RELEASE                             CONTACT:  PAM JAMESON
                                                         (631) 847-3169

           GENERAL SEMICONDUCTOR CONFIRMS 2000 EARNINGS ESTIMATES

MELVILLE, NY (September 13, 2000)--General Semiconductor, Inc. (NYSE:SEM), a leading manufacturer of discrete semiconductors, expanding on remarks made today at the Donaldson, Lufkin & Jenrette 2000 Growth Stock Conference, confirmed that earnings per share are currently expected to be in the range of $1.10 to $1.15, diluted for the year 2000, an increase of 67% to 70% over earnings per share for 1999.

"We are very pleased to make this announcement and believe it is a confirmation of the positive direction of our business," said Ronald A. Ostertag, Chairman and Chief Executive Officer of General Semiconductor. "We remain confident that our earnings for the year 2000 will meet Street expectations, and remain comfortable with Wall Street expectations for 2001, if current business conditions continue.

"Our order trends remain positive and the pricing environment is strong. Our positive cash flow has allowed us to continue to reduce our debt and, as a result, has increased our financial flexibility," he continued. "In the past year great strides have been made in further developing a firm foundation for future growth. In addition to expanding our portfolio by introducing a line of MOSFET products and adding a number of new surface mount devices, we continue to strengthen our management team with several promotions and additions which enhance our breadth of operational expertise."

General Semiconductor, Inc. is a market leader in the design, manufacture and distribution of discrete semiconductor components. The Company provides customers with a broad array of power management products including rectifiers, transient voltage suppressors, small signal transistors, diodes and MOSFETs. Its global customer base includes original equipment manufacturers, electronic distributors and contract equipment manufacturers. Key markets for its products include automotive, computers, consumer and telecommunications equipment.

The information set forth above includes "forward-looking" information and, accordingly, the cautionary statements contained in Exhibit 99 to the Company's Form 10-Q filings with the Securities and Exchange Commission are incorporated herein by reference. General Semiconductor's actual results could differ materially from the "forward-looking" information in this press release.

VISIT GENERAL SEMICONDUCTOR ON THE WEB AT WWW.GENSEMI.COM TO VIEW SLIDES PRESENTED AT THE CONFERENCE.